Exhibit 10.2

To: Don Morissette	March 6, 2008

From: Jeff Garon and Danny Kolke

Subject: Modification of the Agreement of Ownership Equity and Anti-Dilution date 9-19-2007 (copy attached)

Dear Don,

With regard to the discussion we have recently concluded regarding the terms of anti-dilution as laid out in the above referenced agreement, we respectfully request that you agree through your acknowledgement below to change the following items while leaving all other terms in effect as stated in the 9-19 Agreement:

1)              Replace “$2,150,000” with “$3,024,000” in the 2nd sentence of the Recitals;

2)              Replace the words “25.5% following” with “23.5% following” in the next to last sentence and in the last sentence of the Recitals;

3)              Replace “25.5%” with “23.5%” in the second sentence of paragraph 3.

As we have discussed, this Agreement will terminate in all respects upon the closing of the Reverse Merger.

Thank you, please acknowledge and agree by signing in the space below and returning the signed document to us via email or Fax (408-516-8425).

We continue to appreciate your support,

Jeffrey L. Garon		Danny Kolke

/s/ Jeffrey L. Garon		/s/ Danny Kolke
President & CEO		Founder, Chairman & CTO
Etelos Incorporated		Etelos Incorporated

Acknowledged and Agreed:

/s/ Don Morissette
Don Morissette

Date:	March 6, 2008

Etelos | 1900 O’Farrell Street | Suite 320 | San Mateo | CA | 94403| www.etelos.com | 800.874.4914

ADDITIONAL AGREEMENT OF OWNERSHIP EQUITY AND ANTI-DILUTION

This Agreement is by and between Don Morissette (“Morissette”) and Danny Kolke, Jeff Garon (President and CEO of Etelos) and Etelos, Inc. (collectively “Etelos”) regarding Morissette’s investment in Etelos, Inc. This Agreement sets forth the terms and conditions of Morissette’s additional investment in Etelos.

Recitals

Morissette has made previous investments in Etelos including the $500,000 investment set forth in the “Agreement of Ownership Equity and Anti-dilution” dated July 2007. At the time of that agreement, Etelos planned to raise up to $1,000,000. Instead, Etelos raised $2,150,000 including Morissette’s $500,000. Etelos plans to raise an additional $500,000 prior to the $5.5 million dollar round expected circa December 2007, which is expected to occur in conjunction with a reverse merger into Tripath Technology Inc. While Morissette’s ownership equity is 31%, Morissette has agreed to invest an additional $195,000 in Etelos to keep his ownership interests from being diluted following the $500,000 contribution from another party. Etelos has has assured Morissette that his contribution of an additional $195,000 will result in effective ownership equity in Etelos of not less than 31% prior to the reverse merger, and not less than 25.5% following the reverse merger. Etelos has additionally assured that Morissette’s effective ownership equity in Etelos will not be diluted below 31% prior to the merger and 25.5% following the merger without Morissette’s express written permission.

Agreement

1.               In consideration of Morissette’s contribution of this additional $195,000, Morissette’s effective ownership equity in Etelos is maintained at no less than 31%.

2.               Morissette’s effective ownership equity of 31% takes into account all potential dilution from debt conversions, options and any and all other potentially dilutive securities, interests or events.

3.               Etelos plans to raise approximately $5,500,000 circa December 2007 in conjunction with a reverse merger into a public “shell” that is emerging from bankruptcy. Following that merger, Morissette’s ownership equity will not be diluted below 25.5% taking into account all potential dilution from debt conversions, options and any and all other potentially dilutive securities, interests or events.

4.               Morissette’s effective ownership equity will not be diluted except by written agreement of the parties. For such written agreement to be effective, it shall address only dilution, not be a part of any other agreement, and be titled “Agreement of Dilution.”

5.               Danny Kolke and Jeff Garon, in his role as CEO,  represent and warrant that each has obtained any and all approvals by the Board of Directors and other interested parties to enter into this Agreement and a copy of the Unanimous Written Consent approving this Agreement will be provided to Morissette.

6.               Etelos will provide Morissette copies of the merger documents as soon as they become available.

7.               Any and all notes, securities purchase agreements and other documents relating to the financing of Etelos and the contemplated merger will be drafted to reflect the terms and conditions set forth in this Agreement.

Agreed to this          day of September, 2007, by:

/s/ Danny Kolke
Danny Kolke

/s/ Danny Kolke
Danny Kolke, Etelos, Inc.

/s/ Jeffrey L. Garon
Jeff Garon, CEO, Etelos, Inc.

/s/ Don Morissette
Don Morissette